AMENDMENT NUMBER ONE TO
                    THE KAUFMANN FUND, INC. DISTRIBUTION PLAN
                    -----------------------------------------

     WHEREAS, Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers ("NASD") has been amended to provide in subsection (d)(2)(E) that members of the NASD are prohibited from offering or selling the shares of a fund that has an asset-based sales charge in excess of
 .75% of its average annual net assets and

     WHEREAS, Rule 12b-1 fees have been defined by the NASD as "asset-based sales charges,"

     NOW, THEREFORE, The Kaufmann Fund, Inc. Distribution Plan is hereby amended as follows:

     1. Paragraph 1.1 of Section 1 is hereby amended by deleting the reference to one percent (1%) therein and substituting therefore seventy five hundredths of one percent (.75%).

     2. In all other respects the Distribution Plan is hereby confirmed, ratified and republished.

     IN WITNESS WHEREOF, The Kaufmann Fund has executed this Amendment Number One to the Distribution Plan on this 1st day of July, 1993.

                                                 THE KAUFMANN FUND, INC.

                                                  BY: /s/ Hans P. Utsch
                                                     ---------------------------
                                                       HANS P. UTSCH
                                                       President